Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated August 19, 2026

Pricing Supplement dated September __, 2026 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023, the Underlying Supplement No. 2B dated April 7, 2026 and the Product Supplement No. 1B dated July 22, 2025

$ Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index, Due September 30, 2031 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon (the “Notes”) linked to the performance of the Bloomberg US Large Cap VolMax Index (the “Underlier”).

•	Contingent Coupons with Memory Feature — If the Notes have not been automatically called, investors will receive a Contingent Coupon on a monthly Coupon Payment Date at a rate of 9.60% per annum if the closing value of the Underlier is greater than or equal to the Coupon Threshold (70% of the Initial Underlier Value) on the immediately preceding Coupon Observation Date. A Contingent Coupon that is not payable on a Coupon Payment Date may be paid later, but only if the closing value of the Underlier is greater than or equal to the Coupon Threshold on a later Coupon Observation Date. You may not receive any Contingent Coupons during the term of the Notes.
•	Call Feature — If, on any monthly Call Observation Date beginning approximately three months following the Trade Date, the closing value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically called for 100% of their principal amount plus the Contingent Coupon and any unpaid Contingent Coupons otherwise due. No further payments will be made on the Notes.
•	Contingent Return of Principal at Maturity — If the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Buffer Value (85% of the Initial Underlier Value), at maturity, investors will receive the principal amount of their Notes plus the Contingent Coupon and any unpaid Contingent Coupons otherwise due. If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value in excess of the Buffer Percentage of 15% and will receive any Contingent Coupon and any unpaid Contingent Coupons otherwise due.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes will not be listed on any securities exchange.

CUSIP: 78018DFZ5

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-9 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	4.00%	$
Proceeds to Royal Bank of Canada	96.00%	$

(1) We or one of our affiliates may pay varying selling concessions of up to $40.00 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $960.00 and $1,000.00 per $1,000 principal amount of Notes. In addition, we or one of our affiliates may pay a broker-dealer that is not affiliated with us a referral fee of up to $7.50 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $870.00 and $920.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Underlier:	The Bloomberg US Large Cap VolMax Index. The Underlier is subject to a notional financing cost, a 6% per annum deduction factor and a transaction cost of 0.01% applied to the daily change in exposure to the Underlying Index (as defined below), in each case, deducted daily.
Bloomberg Ticker	Initial Underlier Value(1)	Coupon Threshold(2)	Buffer Value(3)
BMAXUS
(1) The closing value of the Underlier on the Trade Date
(2) 70% of the Initial Underlier Value (rounded to two decimal places)
(3) 85% of the Initial Underlier Value (rounded to two decimal places)
Trade Date:	September 25, 2026
Issue Date:	September 30, 2026
Valuation Date:*	September 25, 2031
Maturity Date:*	September 30, 2031
Payment of Contingent Coupons with Memory Feature:

If the Notes have not been automatically called, investors will receive a Contingent Coupon on a Coupon Payment Date if the closing value of the Underlier is greater than or equal to the Coupon Threshold on the immediately preceding Coupon Observation Date.

If a Contingent Coupon is not payable on any Coupon Payment Date, it will be paid on any later Coupon Payment Date on which a Contingent Coupon is payable, if any, together with the payment otherwise due on that later date. For the avoidance of doubt, once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on a subsequent date.

No Contingent Coupon will be payable on a Coupon Payment Date if the closing value of the Underlier is less than the Coupon Threshold on the immediately preceding Coupon Observation Date. Accordingly, you may not receive a Contingent Coupon on one or more Coupon Payment Dates during the term of the Notes.

Contingent Coupon:	If payable, $8.00 per $1,000 principal amount of Notes (corresponding to a rate of 0.80% per month or 9.60% per annum)
Call Feature:	If, on any Call Observation Date, the closing value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically called. Under these circumstances, investors will receive on the Call Settlement Date per $1,000 principal amount of Notes an amount equal to $1,000 plus the Contingent Coupon and any unpaid Contingent Coupons otherwise due. No further payments will be made on the Notes.
P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index
Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $1,000 principal amount of Notes, in addition to any Contingent Coupon and any unpaid Contingent Coupons otherwise due:

•

If the Final Underlier Value is greater than or equal to the Buffer Value: $1,000

•

If the Final Underlier Value is less than the Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Underlier Return + Buffer Percentage)]

If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, you will lose some or a substantial portion of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

Buffer Percentage:	15%
Underlier Return:	The Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Final Underlier Value:	The closing value of the Underlier on the Valuation Date
Coupon Observation Dates:*	Monthly, as set forth in the table below
Coupon Payment Dates:*	Monthly, as set forth in the table below
Call Observation Dates:*	Monthly, beginning approximately three months following the Trade Date, on each Coupon Observation Date (other than the final Coupon Observation Date) from and including the third Coupon Observation Date, which is December 28, 2026
Call Settlement Date:*	If the Notes are automatically called on any Call Observation Date, the Coupon Payment Date immediately following that Call Observation Date
Calculation Agent:	RBCCM

Coupon Observation Dates*	Coupon Payment Dates*
October 26, 2026	October 29, 2026
November 25, 2026	December 1, 2026
December 28, 2026	December 31, 2026
January 25, 2027	January 28, 2027
February 25, 2027	March 2, 2027
March 25, 2027	March 31, 2027
April 26, 2027	April 29, 2027
May 25, 2027	May 28, 2027
June 25, 2027	June 30, 2027
July 26, 2027	July 29, 2027
August 25, 2027	August 30, 2027
September 27, 2027	September 30, 2027
October 25, 2027	October 28, 2027
November 26, 2027	December 1, 2027
December 27, 2027	December 30, 2027
January 25, 2028	January 28, 2028
February 25, 2028	March 1, 2028
March 27, 2028	March 30, 2028
P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index
Coupon Observation Dates*	Coupon Payment Dates*
April 25, 2028	April 28, 2028
May 25, 2028	May 31, 2028
June 26, 2028	June 29, 2028
July 25, 2028	July 28, 2028
August 25, 2028	August 30, 2028
September 25, 2028	September 28, 2028
October 25, 2028	October 30, 2028
November 27, 2028	November 30, 2028
December 26, 2028	December 29, 2028
January 25, 2029	January 30, 2029
February 26, 2029	March 1, 2029
March 26, 2029	March 29, 2029
April 25, 2029	April 30, 2029
May 25, 2029	May 31, 2029
June 25, 2029	June 28, 2029
July 25, 2029	July 30, 2029
August 27, 2029	August 30, 2029
September 25, 2029	September 28, 2029
October 25, 2029	October 30, 2029
November 26, 2029	November 29, 2029
December 26, 2029	December 31, 2029
January 25, 2030	January 30, 2030
February 25, 2030	February 28, 2030
March 25, 2030	March 28, 2030
April 25, 2030	April 30, 2030
May 28, 2030	May 31, 2030
June 25, 2030	June 28, 2030
July 25, 2030	July 30, 2030
August 26, 2030	August 29, 2030
September 25, 2030	September 30, 2030
October 25, 2030	October 30, 2030
November 25, 2030	November 29, 2030
December 26, 2030	December 31, 2030
January 27, 2031	January 30, 2031
February 25, 2031	February 28, 2031
March 25, 2031	March 28, 2031
April 25, 2031	April 30, 2031
May 27, 2031	May 30, 2031
June 25, 2031	June 30, 2031
July 25, 2031	July 30, 2031
August 25, 2031	August 28, 2031
September 25, 2031 (the Valuation Date)	September 30, 2031 (the Maturity Date)

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 2B dated April 7, 2026 and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 2B dated April 7, 2026:

https://www.sec.gov/Archives/edgar/data/1000275/000095010326005424/dp244952_424b2-us2b.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Supplemental Terms of the Notes

The provisions relating to Material Index Amendment Events set forth under “General Terms of the Notes—Material Index Amendment Events” in the accompanying product supplement are applicable to the Notes.

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Underlier, based on the Coupon Threshold of 70% of the Initial Underlier Value, the Buffer Value of 85% of the Initial Underlier Value, the Contingent Coupon of $8.00 per $1,000 principal amount of Notes and the Buffer Percentage of 15%. The table and examples below also assume that the Notes are not automatically called and do not account for any Contingent Coupons that may be paid prior to maturity. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return	Payment at Maturity per $1,000 Principal Amount of Notes*	Payment at Maturity as Percentage of Principal Amount*
50.00%	$1,008.00	100.800%
40.00%	$1,008.00	100.800%
30.00%	$1,008.00	100.800%
20.00%	$1,008.00	100.800%
10.00%	$1,008.00	100.800%
5.00%	$1,008.00	100.800%
0.00%	$1,008.00	100.800%
-5.00%	$1,008.00	100.800%
-10.00%	$1,008.00	100.800%
-15.00%	$1,008.00	100.800%
-20.00%	$958.00	95.800%
-25.00%	$908.00	90.800%
-30.00%	$858.00	85.800%
-30.01%	$849.90	84.990%
-40.00%	$750.00	75.000%
-50.00%	$650.00	65.000%
-60.00%	$550.00	55.000%
-70.00%	$450.00	45.000%
-80.00%	$350.00	35.000%
-90.00%	$250.00	25.000%
-100.00%	$150.00	15.000%

* Including any final Contingent Coupon otherwise due, but excluding any unpaid Contingent Coupons, if payable

Example 1 —	The value of the Underlier increases from the Initial Underlier Value to the Final Underlier Value by 30%.
	Underlier Return:	30%
	Payment at Maturity:

$1,000 + Contingent Coupon otherwise due + any unpaid Contingent Coupons otherwise due

= $1,000 + $8.00 + any unpaid Contingent Coupons otherwise due

= $1,008 + any unpaid Contingent Coupons otherwise due

In this example, the payment at maturity is $1,008 per $1,000 principal amount of Notes plus any unpaid Contingent Coupons otherwise due.

Because the Final Underlier Value is greater than the Coupon Threshold and Buffer Value, investors receive a full return of the principal amount of their Notes plus the Contingent Coupon and any unpaid

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index
Contingent Coupons otherwise due. This example illustrates that investors do not participate in any appreciation of the Underlier, which may be significant.

Example 2 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 10% (i.e., the Final Underlier Value is below the Initial Underlier Value but above the Coupon Threshold and Buffer Value).
	Underlier Return:	-10%
	Payment at Maturity:

$1,000 + Contingent Coupon otherwise due + any unpaid Contingent Coupons otherwise due

= $1,000 + $8.00 + any unpaid Contingent Coupons otherwise due

= $1,008 + any unpaid Contingent Coupons otherwise due

In this example, the payment at maturity is $1,008 per $1,000 principal amount of Notes plus any unpaid Contingent Coupons otherwise due.

Because the Final Underlier Value is greater than the Coupon Threshold and Buffer Value, investors receive a full return of the principal amount of their Notes plus the Contingent Coupon and any unpaid Contingent Coupons otherwise due.

Example 3 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 25% (i.e., the Final Underlier Value is below the Buffer Value but above the Coupon Threshold).
	Underlier Return:	-25%
	Payment at Maturity:	$1,000 + [$1,000 × (-25% + 15%)] + Contingent Coupon otherwise due + any unpaid Contingent Coupons otherwise due = $1,000 – $100 + $8.00 + any unpaid Contingent Coupons otherwise due = $908 + any unpaid Contingent Coupons otherwise due

In this example, the payment at maturity is $908 per $1,000 principal amount of Notes plus any unpaid Contingent Coupons otherwise due.

Because the Final Underlier Value is less than the Buffer Value but greater than the Coupon Threshold, investors receive the Contingent Coupon and any unpaid Contingent Coupons otherwise due but do not receive a full return of the principal amount of their Notes.

Example 4 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 50% (i.e., the Final Underlier Value is below the Coupon Threshold and Buffer Value).
	Underlier Return:	-50%
	Payment at Maturity:	$1,000 + [$1,000 × (-50% + 15%)] = $1,000 – $350 = $650

In this example, the payment at maturity is $650 per $1,000 principal amount of Notes, representing a loss of 35% of the principal amount.

Because the Final Underlier Value is less than the Buffer Value, investors do not receive a full return of the principal amount of their Notes. In addition, because the Final Underlier Value is less than the Coupon Threshold, investors do not receive a Contingent Coupon or any unpaid Contingent Coupons at maturity.

Investors in the Notes could lose some or a substantial portion of the principal amount of their Notes at maturity. The table and examples above assume that the Notes are not automatically called. However, if the Notes are automatically called, investors will not receive any further payments after the Call Settlement Date.

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, underlying supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Substantial Portion of the Principal Amount at Maturity — If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, you will lose 1% of the principal amount of your Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value in excess of the Buffer Percentage. You could lose some or a substantial portion of your principal amount at maturity.

•	You May Not Receive Any Contingent Coupons — We will not necessarily pay any Contingent Coupons on the Notes. If the closing value of the Underlier is less than the Coupon Threshold on a Coupon Observation Date, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date on the corresponding Coupon Payment Date. If the closing value of the Underlier is less than the Coupon Threshold on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a greater risk of principal loss on your Notes. Notwithstanding the memory feature described above, there can be no assurance that any unpaid Contingent Coupon will become payable during the term of the Notes. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	You Will Not Participate in Any Appreciation of the Underlier, and Any Potential Return on the Notes Is Limited — The return on the Notes is limited to the Contingent Coupons, if any, that may be payable on the Notes, regardless of any appreciation of the Underlier, which may be significant. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlier.

•	The Notes Are Subject to an Automatic Call — If, on any Call Observation Date, the closing value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically called, and you will not receive any further payments on the Notes. Because the Notes could be called as early as approximately three months after the Issue Date, the total return on the Notes could be minimal. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the Notes may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United

P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, the referral fee, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect

P-10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

the value of the Notes. Trading by us and our affiliates may adversely affect the value of the Underlier and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

•	RBCCM Coordinated with the Index Sponsor in the Development of the Underlier — Our affiliate, RBCCM, coordinated with Bloomberg Index Services Limited (the “Index Sponsor”) in the development of the Underlier. RBCCM had no obligation to consider your interests as an investor in the Notes in connection with that role. The inclusion of the securities in the Underlying Index is not an investment recommendation by us or RBCCM of those securities or indicative of any view that we or RBCCM have regarding those securities.

Risks Relating to the Underlier

•	You Will Not Have Any Rights to the Securities Included in the Underlying Index — As an investor in the Notes, you will not have voting rights or any other rights with respect to the securities included in the Underlying Index.

•	The Value of the Underlier Will Reflect a Notional Financing Cost, a 6% per Annum Deduction Factor and a Transaction Cost, in Each Case, Deducted Daily — The Underlier is subject to a notional financing cost, a 6% per annum deduction and a transaction cost of 0.01% applied to the change in exposure to the Underlying Index, in each case, deducted daily. As a result of the daily deductions, the value of the Underlier will trail the value of a hypothetical identically constituted notional portfolio from which no such deductions are made, assuming that the notional financing cost remains positive.

The notional financing cost is intended to approximate the cost of maintaining a position in the Underlying Index using borrowed funds at a rate of interest currently equal to SOFR plus a spread of 0.50% per annum. The actual cost of maintaining a position in the Underlying Index at any time may be less than the notional financing cost. SOFR has fluctuated significantly over time. For example, on December 31, 2021, SOFR was 0.05%, and on December 29, 2023, SOFR was 5.38%. SOFR in the future could be higher, perhaps significantly higher, than it has been in the past. Any increase in SOFR will increase the adverse effect of the notional financing cost on the performance of the Underlier.

The Underlier rebalances on a daily basis, and therefore the transaction cost will be deducted from the value of the Underlier on a daily basis. The Underlier may incur additional transaction cost compared with an identical index that rebalances less frequently.

The daily deductions will place a significant drag on the performance of the Underlier, assuming that the notional financing cost remains positive, potentially offsetting positive returns on the Underlier’s investment strategy, exacerbating negative returns of its investment strategy and causing the value of the Underlier to decline steadily if the return of its investment strategy is relatively flat. The Underlier will not appreciate unless the return of its investment strategy is sufficient to offset the negative effects of the daily deductions, and then only to the extent that the return of its investment strategy is greater than the deducted amounts. As a result of the daily deductions, the value of the Underlier may decline even if the return of its investment strategy is positive.

The following table provides the negative impact of the transaction cost on the performance of the Underlier based on hypothetical back-tested and historical performance from October 1, 2003 to July 30, 2026. Following that period, the

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Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

transaction cost will depend on market conditions and the actual negative impact following that period may be greater, perhaps significantly greater, than the values set forth below.

Average Per Annum Transaction Cost	Maximum Transaction Cost Over Any Annual Period
0.34%	0.81%

•	The Underlier May Not Be Successful or Outperform Any Alternative Strategy That Might Be Employed in Respect of the Underlying Index — No assurance can be given that the investment strategy on which the Underlier is based will be successful or that the Underlier will outperform any alternative strategy that might be employed with respect to the Underlying Index.

•	The Underlier May Not Approximate Its Target Volatility — No assurance can be given that the Underlier will maintain an annualized realized volatility that approximates its target volatility of 40%. Each day, the exposure of the Underlier to the performance of the Underlying Index on the following day is set equal to (a) the 40% target volatility divided by (b) the realized volatility of the Underlying Index, subject to a maximum exposure of 500% and a minimum exposure of 100%. On each day, the realized volatility of the Underlying Index used to determine the exposure of the Underlier to the Underlying Index on the following day is equal to the lower of the short-term (20-day) realized volatility of the Underlying Index and the long-term (60-day) realized volatility of the Underlying Index. However, there is no guarantee that the methodology used by the Underlier to determine the realized volatility of the Underlying Index will be representative of the realized volatility that the Underlying Index will experience. Realized volatility is backward looking, and there is no guarantee that trends exhibited by historical realized volatility will continue in the future. In addition, the volatility of the Underlying Index on any day may change quickly and unexpectedly, but it may take time for the realized volatility referenced by the Underlier to fully reflect those changes and for the exposure of the Underlier to be adjusted accordingly. In particular, since the Underlier references the lower of the short-term and the long-term realized volatility of the Underlying Index, if the short-term realized volatility of the Underlying Index increases suddenly, the Underlier’s exposure to the Underlying Index may not be reduced unless and until the long-term realized volatility of the Underlying Index also increases. Furthermore, the maximum exposure and minimum exposure may limit the ability of the Underlier to approximate its target volatility. Because the minimum exposure is 100%, the exposure of the Underlier to the Underlying Index will not be reduced when the realized volatility of the Underlying Index exceeds 40%. As a result of the foregoing, the actual annualized realized volatility of the Underlier may be greater than or less than the target volatility, which may adversely affect the value of the Underlier and the value of the Notes.

•	The Underlier Is Subject to Risks Associated with the Use of Significant Leverage — On each day, the Underlier will employ leverage to increase the exposure of the Underlier to the Underlying Index if the realized volatility of the Underlying Index is below 40%, subject to a maximum exposure of 500%. Under normal market conditions in the past, the Underlying Index has tended to exhibit a realized volatility below 40%. Accordingly, the Underlier has generally employed leverage in the past, except during periods of elevated volatility. When leverage is employed, any movements in the values of the Underlying Index will result in greater changes in the value of the Underlier than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Underlying Index, which, in turn, would negatively affect the performance of the Underlier. The use of leverage will cause the volatility of the Underlier to be greater, perhaps significantly greater, than the volatility of the Underlying Index. The exposure of the Underlier to the Underlying Index may be relatively high during periods of negative performance of the Underlying Index and/or relatively low during periods of positive performance of the Underlying Index, which would adversely affect the performance of the Underlier, perhaps significantly. In addition, the notional financing cost deducted daily will be magnified by any leverage provided by the Underlier.

The average exposure of the Underlier to the Underlying Index is 340% based on hypothetical back-tested and historical performance from October 1, 2003 to July 30, 2026. Following that period, the amount of leverage employed by the Underlier will depend on market conditions and may differ, perhaps significantly, from the value set forth above.

•	The Underlier May Be Adversely Affected by a “Volatility Drag” Effect — The Underlier is expected to be subject to a “volatility drag” effect due to the daily resetting leveraged exposure to the Underlying Index. The drag effect is likely

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Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

to occur when the value of the Underlying Index moves in one direction one day and the other direction the next. Resetting the exposure of the Underlier after an increase but in advance of a decline in the Underlying Index would cause the Underlier to have increased exposure to that decline, and resetting the exposure following a decline but in advance of an increase in the Underlying Index would cause the Underlier to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Underlier will be relative to the performance of the Underlying Index. As a consequence of this drag effect, if the value of the Underlying Index falls but later returns to its original value, the Underlier may not fully recover from the loss at the same time. Under these circumstances, the Underlying Index may need to appreciate, perhaps significantly, above its original value in order for the Underlier to fully recover from the loss. Because the Underlier rebalances on a daily basis, the Underlier may be subject to a greater drag effect compared with an identical index that rebalances less frequently.

•	The Underlier Has a Limited Operating History and May Perform in Unanticipated Ways — The Underlier was established recently and therefore has a limited operating history. Because the Underlier is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to an index with a more established record of performance.

•	Hypothetical Back-Tested Data Relating to the Underlier Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations — Hypothetical back-tested performance measures of the Underlier are purely theoretical and do not represent the actual historical performance of the Underlier and have not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight. Alternative modeling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations, and you should carefully consider these limitations before placing reliance on such information.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities — Because some of the equity securities composing the Underlying Index are issued by non-U.S. issuers, an investment in the Notes involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or the Underlier, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of the Notes—Change-in-Law Events” in the accompanying product supplement.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting the Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a determination of the closing value of the Underlier. See “General Terms of the Notes—Indices—Market Disruption Events for an Equity Index,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	Adjustments to the Underlier or the Underlying Index Could Adversely Affect Any Payments on the Notes and Result in the Notes Being Accelerated — The sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance and the performance of the Underlier. The Calculation Agent will calculate the value to be used as the closing value of the Underlier in the event of certain material changes in, or modifications to, the Underlier. In addition, the sponsor of the Underlier may also discontinue or suspend calculation or publication of the Underlier at

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Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the Underlier or, if no successor index is available, the Calculation Agent will determine the value to be used as the closing value of the Underlier. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

In addition, if a modification to the Underlier or the Underlying Index constitutes a Material Index Amendment Event, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Material Index Amendment Events” in the accompanying product supplement.

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Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

INFORMATION REGARDING THE UNDERLIER

The Underlier was developed by the Index Sponsor, in coordination with RBCCM, and is calculated, maintained and published by the Index Sponsor. The Underlier was established on December 9, 2024.

The Underlier attempts to provide variable exposure to the Bloomberg US Large Cap Total Return Index (the “Underlying Index”), while targeting a volatility level of 40% (the “target volatility”), with a maximum exposure to the Underlying Index of 500% and a minimum exposure to the Underlying Index of 100%. The Underlying Index is a free-float market capitalization-weighted benchmark of the 500 most highly capitalized U.S.-listed companies, with gross dividends reinvested. For more information about the Underlying Index, see “Background on the Bloomberg US Large Cap Total Return Index and the Bloomberg US 2000 Total Return Index” in the accompanying underlying supplement.

The Underlier is subject to a notional financing cost, a 6% per annum deduction factor and a transaction cost of 0.01% applied to the daily change in exposure to the Underlying Index, in each case, deducted daily. The notional financing cost is intended to approximate the cost of maintaining a position in the Underlying Index using borrowed funds at a rate of interest currently equal to SOFR plus a spread of 0.50% per annum. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. The Underlier is an “excess return” index and not a “total return” index because, as part of the calculation of the level of the Underlier, the performance of the Underlying Index is reduced by the notional financing cost.

Each day, the exposure of the Underlier to the performance of the Underlying Index on the following day is set equal to (a) the 40% target volatility divided by (b) the realized volatility of the Underlying Index, subject to a maximum exposure of 500% and a minimum exposure of 100%. For example, if the realized volatility of the Underlying Index is equal to 20%, the exposure of the Underlier to the Underlying Index will equal 200% (or 40% / 20%) and if the realized volatility of the Underlying Index is equal to 50%, the exposure of the Underlier to the Underlying Index will equal 100% (because 40% / 50% is less than 100%). The Underlier’s exposure to the Underlying Index will be greater than 100% when the realized volatility of the Underlying Index is less than 40%, and the Underlier’s exposure to the Underlying Index will be equal to 100% when the realized volatility of the Underlying Index is greater than or equal to 40%. In general, the Underlier’s target volatility feature is expected to result in the volatility of the Underlier being more stable over time than if no target volatility feature were employed. No assurance can be provided that the volatility of the Underlier will be stable at any time.

The notional financing cost, the 6% per annum deduction factor and the transaction cost will offset appreciation of the Underlying Index, heighten depreciation of the Underlying Index and generally act as drags on the performance of the Underlier. The Underlier will trail the performance of an identical index without those deductions.

Certain features of the Underlier, including the deductions described above, are designed to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the Notes as compared to an otherwise comparable index without these features. The reduced cost of hedging may make it possible for certain terms of the Notes to be more favorable to you than would otherwise be the case. However, there can be no assurance that these more favorable terms will offset the negative effects of these features on the performance of the Underlier, and your return on the Notes may ultimately be less favorable than it would have been without these more favorable terms but with an index that does not contain these deductions.

The Underlier is subject to risks associated with the use of significant leverage. The notional financing cost deducted daily will be magnified by any leverage provided by the Underlier.

No assurance can be given that the investment strategy used to construct the Underlier will achieve its intended results or that the Underlier will be successful or will outperform any alternative index or strategy that might reference the Underlying Index.

For more information about the Underlier, see “The Bloomberg VolMax Index Series” in the accompanying underlying supplement.

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Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

Hypothetical Back-Tested and Historical Information

The following graph sets forth hypothetical back-tested and historical closing values of the Underlier for the period from January 1, 2016 to August 18, 2026. The Underlier was launched on December 9, 2024. Accordingly, all closing values for periods prior to the launch date are based on hypothetical back-tested information, utilizing the same methodology as is currently in place for the Underlier. The hypothetical back-tested performance of the Underlier is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Underlier in the future. The future performance of the Underlier may vary significantly from the hypothetical back-tested and historical performance illustrated in the graph below.

The red line represents a hypothetical Coupon Threshold and the green line represents a hypothetical Buffer Value, in each case based on the closing value of the Underlier on August 18, 2026. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underlier will result in the return of all of your initial investment.

Bloomberg US Large Cap VolMax Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the Notes, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Auto-Callable Contingent Coupon Buffer Notes with Memory Coupon Linked to the Bloomberg US Large Cap VolMax Index

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount and may pay a broker-dealer that is not affiliated with us a referral fee, in each case as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount, the referral fee and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

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